SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2007

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See Item 5.02.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) & (c) Effective October 1, 2007, the Board of Directors of Lithium Technology Corporation (the “Company”) appointed Ken Rudisuela as the Chief Operating Officer of the Company. The Board of Directors also approved an employment agreement with Mr. Rudisuela commencing on October 1, 2007. Under the Employment Agreement, Mr. Rudisuela, who will serve as the Executive Vice President and Chief Operating Officer of the Company, will receive a base annual salary of $200,000 and such additional compensation that is approved by the Board of Directors of the Company. The term of the Employment Agreement is three years, unless extended or unless terminated by either party on written notice after April 1, 2008. If Mr. Rudisuela is terminated by the Company other than for cause, Mr. Rudisuela will be entitled to receive his base salary for a period equal to the lesser of six months from the date of termination or the remaining term of the Employment Agreement. The Employment Agreement contains noncompetition and nonsolicitation provisions during the term thereof and for three years thereafter.

The description of the material features of the Employment Agreement provided above is qualified in its entirety by reference to the full text of such Employment Agreement, which is attached hereto as Exhibit 10.74 and is incorporated herein by reference.

Effective October 1, 2007 the Board also approved a change in the position previously held by Andrew J. Manning. Mr. Manning was the Company’s President and Chief Operating Officer until October 1, 2007. Mr. Manning continues to be employed by the Company at his current salary of $275,000 per year.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
10.74	Employment Agreement between Lithium Technology Corporation and Ken Rudisuela effective October 1, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2007

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Amir Elbaz
Amir Elbaz
Chief Financial Officer

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